Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2021 Share Incentive Plan of Cellebrite DI Ltd. and the 2021 Employee Share Purchase Plan of Cellebrite DI Ltd. of our report dated March 21, 2024, with respect to the consolidated financial statements of Cellebrite DI Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 21, 2024	A Member of EY Global